Exhibit 10.2

TRANSITION SERVICES AGREEMENT

by and among

VERIZON INFORMATION TECHNOLOGIES LLC.

and

IDEARC MEDIA CORP.

TRANSITION SERVICES AGREEMENT

Transition Services Agreement (this “Agreement”), dated as of             , 2006, by and among Verizon Information Technologies LLC (“Supplier”) and Idearc Media Corp. (“SpinCo”).

RECITALS

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows.

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement but not defined herein shall have the meanings given them in the Distribution Agreement. Other capitalized terms, as used herein, have the meanings set forth below or elsewhere in this Agreement.

“Accessed Information” means information in the possession of Supplier or its Affiliates that is accessed by, or otherwise made available to, SpinCo, its employees or contractors in connection with the Transition Services to be provided hereunder (whether or not such information was intended to be accessed by or made available to SpinCo.

“Agreement” has the meaning set forth in the preamble hereto.

“Change” has the meaning set forth in Section 3.2(b) hereto.

“Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act and Sections 13(d) and 14(d) of the Securities Exchange Act) that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), acquires by way of a stock issuance, stock purchase, tender offer, merger, consolidation or other business combination or otherwise, greater than 50% of the total voting power entitled to vote in the election of directors of SpinCo, (ii) any merger, consolidation, reorganization or other business combination with a Person in which SpinCo does not survive, (iii) any merger, consolidation, reorganization or other business combination in which SpinCo survives, but the shares of common stock outstanding of SpinCo or its ultimate controlling Affiliate immediately prior to such merger, consolidation, reorganization or other business combination represent 50% or less of the voting power of SpinCo after such merger, consolidation, reorganization or other business combination and (iv) any transaction or series of transactions in which assets comprising more than 50% of the total assets of SpinCo and its Subsidiaries (in value) are sold to another Person.

“Change Request” has the meaning set forth in Section 3.2(b) hereto.

“Conforming Change” has the meaning set forth in Section 3.2(a) hereto.

“Distribution Agreement” means that distribution agreement dated as of                     , 2006 by and between Verizon Communications Inc. and [Verizon Directories Disposition Corp.], as amended from time to time.

“Fixed Monthly Service Fee” has the meaning set forth in Section 2.1(a) hereto.

“Force Majeure Event” has the meaning set forth in Section 21.14 hereto.

“Initial Payment” has the meaning set forth in Section 5.2(a) hereto.

“Schedules” has the meaning set forth in Section 2.1 hereof.

“Service Fee” has the meaning set forth in Section 2.5 hereto.

“Service Modification” has the meaning set forth in Section 3.2(b) hereto.

“Single Point of Contact” has the meaning set forth in Section 10.1 hereto.

“Special Services” has the meaning set forth in Section 2.3 hereto.

“Special Services Fees” has the meaning set forth in Section 2.3 hereto.

“Supplier” has the meaning set forth in the preamble hereto.

“Supplier License Fees” has the meaning set forth in Section 2.2 hereto.

“SpinCo” has the meaning set forth in the preamble hereto.

“Third Party Vendor Costs” has the meaning set forth in Section 2.2 hereto.

“Transition Service” has the meaning set forth in Section 2.1 hereto.

“Unit Based Service Fee” has the meaning set forth in Section 2.1 hereto.

“Verizon” means Verizon Communications Inc. and its Affiliates (for the avoidance of doubt, neither SpincCo nor its subsidiaries shall be deemed to be Affiliates of Verizon Communications Inc.)

ARTICLE II

TRANSITION SERVICES

2.1. Transition Services and Fees. Following the Closing, and subject to the terms and conditions hereof, Supplier shall arrange for, procure, aggregate and otherwise cause its Affiliates and their employees and agents to provide to SpinCo and its Affiliates for use in the Spinco Business during the term hereof, the services listed on the schedules (the “Schedules”) attached hereto and made a part hereof (collectively, the “Transition Services” and each service, a “Transition Service”). The Schedules include, for each Transition Service, (i) a description of the service (or group of related services) to be performed, (ii) significant performance requirements of Supplier or its Affiliates and SpinCo and other special terms and conditions relating directly to the services to be performed, and (iii) the base service fee or methodology to calculate the base service fee to be paid to Supplier, including monthly fixed payments (a “Fixed Monthly Service Fee”) or per unit fees or costs (a “Unit Based Service Fee”) as applicable. In the event of a conflict between the express terms and conditions of a Schedule and the terms and conditions of this Agreement (excluding for this purpose the Schedules), the express terms and conditions of the Schedules will control.

2.2. Third Party Vendor Costs. In order to provide the Transition Services, the parties acknowledge and agree that it may be necessary for Supplier to pay third party suppliers or vendors incremental or other costs and expenses or new costs or expenses incidental to Supplier’s providing transition support for SpinCo, including without limitation, programming fees, Taxes, maintenance fees, initiation and set up costs and license fees and costs associated with any third party intellectual property (such fees, the “Supplier License Fees” and collectively with all other amounts referred to in this Section 2.2, the “Third Party Vendor Costs”). Such amounts shall be included in the amounts payable to Supplier pursuant to Article V.

2.3. Special Services Fees. SpinCo may request that Supplier or its Affiliates participate in meetings, telephone calls, training or other consultations beyond what is expressly provided for in the Schedules and which may be (a) necessary for Supplier and its Affiliates or SpinCo to perform their requirements as described in the Schedules, (b) desirable to SpinCo in order to perform its requirements described in the Schedules or (c) desirable to SpinCo in connection with the usage of the Verizon Proprietary Software (all such services in clauses, the “Special Services”). Supplier and its Affiliates shall provide reasonable services as requested following the Closing until the end of the term of this Agreement, at the rate of $             per hour (such fees for Special Services the “Special Services Fees”)

In addition to any amounts payable pursuant to the preceding paragraph, SpinCo shall reimburse the Supplier for all reasonable out-of-pocket travel related costs (which shall be incurred in accordance with Supplier’s travel and expense policies) in connection with providing any Special Services hereunder.

2.4. Service Fee. Supplier shall administer this Agreement with respect to the delivery of Transition Services. As more fully described in Article X and subject to specific arrangements set forth in the Schedules, Supplier will coordinate all communications, questions and problem resolution with respect to all Transition Services. SpinCo shall pay Supplier for Unit Based Service Fees, Special Service Fees, Fixed Monthly Service Fees and Third Party Vendor Costs , as applicable, for each Transition Service as hereinafter described in Article V (collectively, the “Service Fee”). Without limiting the obligation of SpinCo under Article V, Supplier shall be responsible to pay its Affiliates for any Transition Services or Special Services provided and third party vendors for Third Party Vendor Costs. The Service Fee is exclusive of any Taxes.

2.5. Performance by SpinCo. SpinCo agrees to perform in a timely fashion those tasks, and to provide the personnel, facilities and accurate information, as are expressly set forth in the Schedules. In addition, SpinCo agrees to use commercially reasonable efforts to cooperate with Supplier and its Affiliates, and to perform in a timely fashion, those additional commercially reasonable tasks directly related to the Transition Services which Supplier may request.

ARTICLE III

SCOPE OF SERVICES; CHANGES

3.1. General Scope. Transition Services include only services and functions as were provided to support the domestic operations of Verizon Information Services Inc. and its subsidiaries (collectively, “VIS”), as applicable, on the date immediately prior to the Closing Date, unless the service descriptions on the Schedules specifically indicate otherwise. Unless specifically set forth on the Schedules or specifically allowed or agreed pursuant to the provisions hereof, neither Supplier nor its Affiliates will provide any additional, modified, general or customized services.

3.2. Changes in Scope.

(a) The parties acknowledge and agree that Supplier and its Affiliates shall initially provide the Transition Services utilizing systems and databases used to support the domestic operations and business of VIS immediately prior to the Closing Date and will generally adhere to the policies, practices and methodologies used to support the domestic operations and business of VIS immediately prior to the Closing Date, except for those policies, practices and methodologies that Supplier determines are no longer applicable due to the fact that SpinCo is no longer an affiliate of Verizon. During the term of this Agreement, Supplier may at any time modify the Transition Services, as necessary or desirable, to allow for continued or conforming use of the then-existing systems and databases and to allow for continued or conforming adherence to the then-existing policies, practices and methodologies, which Supplier or its Affiliates then use to provide similar services to Supplier’s Affiliates (each, a “Conforming Change”), provided that the Conforming Change complies with applicable Law and Spinco shall not be charged for any additional costs in connection with the implementation of such Conforming Change. Prior to the implementation of a Conforming Change, Supplier will provide SpinCo with written notice of such change.

(b) During the term, in addition to the Conforming Changes, the parties may, in accordance with the procedures specified in this Article III, (i) mutually agree in writing to modify the terms and conditions relating to any of the Transition Services (a “Service Modification”) or (ii) mutually agree in writing upon the terms and conditions relating to the provision of services that are in addition to any Transition Services (an “Additional Service”). In the event either of the parties desires a Service Modification or an Additional Service (in each case, a “Change”), the party requesting the Change shall deliver a written description of the proposed Change (each, a “Change Request”) to the other party’s Single Point of Contact (as defined in Article X).

(c) All Change Requests by either party must be consented to by the other party’s Single Point of Contact in writing before either party has any obligation with respect to the proposed Change. Either party may decline to consent to any Change Request for any reason in its sole discretion.

(d) If a Conforming Change occurs or a Change Request is approved in accordance with this Article III, the definition of Transition Services and The Schedules will be deemed amended to reflect the implementation of the Conforming Change or Change Request as well as any other terms and conditions agreed upon by the parties in writing.

ARTICLE IV

INTELLECTUAL PROPERTY; ACCESS TO INFORMATION

4.1. Third Party Intellectual Property. SpinCo understands that certain rights and licenses to use third party intellectual property are required to provide Transition Services, and that, except as specifically contemplated by the Intellectual Property Agreement, SpinCo shall not be entitled to have possession of or use the Company’s or its Subsidiaries’ third party intellectual property after Closing unless SpinCo or its Affiliates have separate licenses from the third parties. Supplier’s obligations hereunder to provide Transition Services that require third party intellectual property are subject to such third party granting Supplier a valid and enforceable license (or waiving the requirement to obtain a license) to use its intellectual property for the purposes described in the Agreement. Supplier will use its commercially reasonably efforts (without any obligation to make any payments except to the extent reimbursed hereunder) to obtain such licenses or waivers, or if such licenses or waivers cannot be obtained, to attempt to provide such Transition Services in a manner that does not cause it or SpinCo to infringe on such third party’s rights (so long as such other manner does not disrupt Supplier’s operations or cause it to incur any cost that will not be reimbursed hereunder).

4.2. Confidential Information/Publicity

(a) Confidential Information means information that is disclosed or made available by or on behalf of a Party hereto or its Affiliates ( collectively the “Disclosing Party”) to the other Party (together with its directors, officers, employees and authorized contractors, the “Receiving Party”) in connection with either Party’s performance of its obligations and duties or exercise of its rights pursuant to this Agreement. Confidential Information may be disclosed in written or other tangible form (including on magnetic media) or by oral, visual or other means.

(b) Confidential Information does not include any information which:

(i) prior to, at, or after Receiving Party’s receipt, is published or becomes otherwise known by or available to the public through no act or omission by Receiving Party in violation hereof or other wrongful act;

(ii) is provided to Receiving Party without restriction by a person or entity (other than Disclosing Party) who has a bona fide right to make such information available without restriction;

(iii) is independently developed by or on behalf of Receiving Party without use of the Confidential Information of Disclosing Party; or

(iv) is made available to the Receiving Party pursuant to the terms of other commercial agreements entered into by Verizon, on the one hand and SpinCo, on the other.

For the avoidance of doubt, (X) Accessed Information, (Y) information in any form, that is received or learned by SpinCo (as a result of the receipt of services hereunder) regarding Verizon’s employees, Verizon’s customers or potential customers, whether in personally identifiable for or not, and (Z) Verizon “CPNI” (as that term is or may subsequently be defined in the Communications Act of 1934, as amended (the “Act”) shall be deemed to be Supplier Confidential Information. In addition to any restrictions under this Agreement SpinCo’s access to, and use of Verizon CPNI shall be subject to the requirements and restrictions on use contained in the Act.

4.3. During the term of this Agreement and for a period of three (3) years from the date of its expiration or termination or the expiration or termination of all extensions thereto (and for an indefinite period as to Verizon CPNI),, the Receiving Party agrees to maintain in strict confidence all Confidential Information.

4.4. Receiving Party will use the Confidential Information only for the specific purposes set forth in the Schedules attached to this Agreement. Receiving Party will not, without obtaining Disclosing Party’s prior written consent, use a Disclosing Party’s Confidential Information for the marketing of services to the Disclosing Party or its Affiliates, nor will Receiving Party use the Disclosing Party’s Confidential Information in order to contact Disclosing Party’s customers or employees (other than in connection with contractual relationships between the Parties) without obtaining the Disclosing Party’s prior written consent. The Receiving Party will use, and will take reasonable steps to arrange for other persons authorized to receive the Disclosing Party’s Confidential Information to use, the same degree of care to protect the Disclosing Party’s Confidential Information as it uses to protect its own confidential information, but in no event less than a reasonable degree of care. Notwithstanding any provision in this agreement to the contrary, neither Party nor any of its respective Affiliates shall intercept, collect, retain or otherwise use the content of any Confidential Information except as is reasonably necessary to carry out the terms of this Agreement, is otherwise permitted by this Agreement, or pursuant to a valid order of a judicial or other competent authority.

4.5. Except as expressly provided in this Agreement, a Receiving Party shall not have any rights of use or ownership in the Confidential Information. The Disclosing Party makes no representation and warranty as to accuracy or completeness of any Confidential Information, all of which is provided on an “as is” basis. Except as expressly provided in this Agreement, all Confidential Information of a Disclosing Party shall remain the property of such Disclosing Party and shall either be returned by the Receiving Party to the Disclosing Party or destroyed upon request of the Disclosing Party. Upon such request, any abstracts, notes, memoranda or other documents containing any Confidential Information or any description, summary or analysis of any Confidential Information of the Disclosing Party shall be delivered to the Disclosing Party by the Receiving Party, or at the option of the Receiving Party, destroyed, provided that the Receiving Party provides written certification of such destruction signed by an officer of the Receiving Party upon written request of Disclosing Party. Notwithstanding any return of Confidential Information, all Confidential Information, including oral Confidential Information, will continue to be subject to the provisions of this Agreement. Notwithstanding the foregoing, a Receiving Party may retain copies of such Confidential Information in accordance with policies and procedures implemented by such persons in order to comply with applicable laws, regulations or other legal requirements; provided however that the provisions of this Agreement limiting use and disclosure of Confidential Information shall continue to apply, notwithstanding the expiration of the term of this Agreement, so long as a Receiving Party retains copies of such Information.

4.6. In the event that a Receiving Party is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand, or similar process) to disclose any of the Confidential Information, the Receiving Party will promptly provide the Disclosing Party with notice so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or waiver, the Receiving Party is, in the opinion of its counsel, legally compelled to disclose such Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party will furnish only that portion of the Confidential Information which is legally required to be furnished and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

4.7. Each Party acknowledges that any disclosure or misappropriation of the other Party’s Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to determine, thus potentially making any remedy at law or in damages inadequate. Each Party agrees that money damages might not be a sufficient remedy for any breach or threatened breach of this Article IV by a Receiving Party, its Affiliates or their respective officers, employees or contractors and that the Disclosing Party shall be entitled, as may be determined by a court of competent jurisdiction, to specific performance and injunctive or other equitable relief in the event of any such breach or threatened breach, in addition to all other remedies available to the Disclosing Party at law or in equity.

4.8. Except as expressly provided for in this Agreement and the Schedules hereto, the Accessed Information may not be copied, stored in electronic form or distributed or made available to any persons or parties other than designated SpinCo employees; provided, however, that SpinCo may provide access to the Accessed Information to specific contract employees or consultants who (a) are identified in a writing delivered to Supplier in advance of such access; (b) have agreed in writing to be bound by all of the use and non-disclosure obligations and restrictions of this agreement; and (c) will be accessing the Accessed Information through equipment that is under the supervision and control of SpinCo. SpinCo will be liable for any breach of the provisions of this Article IV by its officers, employees or contractors. In the event that SpinCo becomes aware of an unpermitted third party disclosure of Confidential Information hereunder, SpinCo shall promptly notify Verizon of such disclosure, and cooperate in the response and remediation of the disclosure. SpinCo will at all times comply with the systems access, security and privacy policies established from time to time by Verizon. SpinCo will adopt an employee code of conduct, in form and substance reasonably satisfactory to Verizon, which includes policies governing the safeguarding and use of third-party information.

4.9. In addition to the foregoing, SpinCo acknowledges that there may be circumstances where in SpinCo or its employees and authorized contractors are provided with the technical ability to access information in or functions of systems or databases of Supplier, but which Supplier has not agreed to permit SpinCo to in fact access to execute. Accordingly, where Supplier has instructed SpinCo as to the appropriate scope of access to information in Supplier systems and databases, or the appropriate scope of functions which

SpinCo may execute, SpinCo acknowledges that it would be a material breach of this Agreement for SpinCo, its employees or contractors to either access information or to execute functions in excess of the permission granted by Supplier. Supplier further reserves the right to implement additional logical or technical restrictions, or segregation of databases, systems or functions, as it deems necessary to meet legal, regulatory or contractual obligations of Supplier, or to adhere to then-current corporate policies, provided however, that Supplier’s actions under this provision shall not affect Supplier’s obligations to deliver service as otherwise specified in this Agreement.

ARTICLE V

PAYMENT FOR TRANSITION SERVICES

5.1. Service for First Partial Month and First Full Month and Payment.

(a) Within thirty (30) calendar days after the end of the first full calendar month of the term of this Agreement, each full month of the term thereafter and any partial month thereafter, Supplier shall invoice SpinCo in arrears for (i) the aggregate Unit Based Service Fees, Special Service Fees, the Fixed Monthly Service Fees and Third Party Vendor Costs covering all Transition Services provided in the immediately preceding calendar month, or a pro-rata portion of such fees for any partial month and (ii) any Taxes arising from or relating to such payments. SpinCo shall pay each such invoice, less any amounts disputed in writing, within fifteen (15) business days of receipt.

(b) If SpinCo in good faith disputes owing any amount stated on an invoice, it shall notify Supplier in writing stating the amount of the dispute and giving the reasons for the dispute. The dispute shall be resolved pursuant to the provisions of Article XVIII below.

(c) All payments by SpinCo under this Agreement shall be in U.S. dollars by wire transfer of immediately available funds to Supplier’s designated account. Any terms or conditions contained in Supplier’s invoices that are inconsistent with or supplemental to this Agreement are null and void.

5.2. Invoices. All invoices for amounts due under this Agreement on which Taxes would be due shall indicate the jurisdiction of taxation for such Tax. In addition, with each invoice, Supplier shall provide SpinCo a reasonably detailed breakdown of the Third Party Vendor Costs and other charges included on such invoice, provided that Supplier received such a breakdown from such third parties.

5.3. Late Payment. All amounts due Supplier under this Agreement that are not paid within 30 calendar days of their due date (other than any amount which is properly disputed) shall bear interest at the Applicable Rate from the due date until paid.

5.4. Surviving Obligations. Upon early termination of this Agreement, SpinCo shall be responsible for paying amounts due or owing to Supplier up to the effective date of such termination. SpinCo’s obligation to reimburse Supplier for any Third Party Vendor Costs paid by Supplier which may not be cancelled without penalty, and attributable to the applicable term for the provision of each of the Transition Services under this Agreement, shall survive such termination. To the extent any licenses or rights to Third Party Intellectual Property for which Supplier paid Supplier License Fees are assignable upon any termination or expiration of this Agreement, Supplier and its Affiliates shall, upon request, assign such licenses or rights to SpinCo or its designated Affiliate.

ARTICLE VI

SERVICE LEVEL COMMITMENTS

6.1. General. Supplier and its Affiliates shall devote such time, effort and resources to the performance of Transition Services, as they deem necessary in the exercise of their reasonable discretion to provide the Transition Services specified in the Schedules. Supplier and its Affiliates will perform the Transition Services (i) in compliance with applicable Law and (ii) with the same overall standards of quality, efficiency and timeliness as such services are then being provided by Supplier’s Affiliates to other Affiliates.

ARTICLE VII

PERSONNEL AND SYSTEMS

PROVIDING TRANSITION SERVICES

7.1. Personnel. Supplier and its Affiliates shall have the sole and exclusive responsibility for selecting and managing their personnel who provide Transition Services and shall supervise them in connection with the performance of Transition Services. Such personnel shall be qualified, in the reasonable opinion of Supplier, for the tasks to which they are assigned. Supplier or its Affiliates shall pay and be responsible for all wages, salary or other compensation, taxes, insurance and, except as expressly specified herein or in any Schedule or separate agreement, other costs and expenses with respect to such personnel.

7.2. Intellectual Property, Equipment and Systems. Supplier and its Affiliates shall have the sole and exclusive responsibility and discretion to select and provide the Intellectual Property, equipment and systems necessary to deliver the Transition Services, provided, however, that the foregoing shall not affect the Supplier’s obligation to comply with any specified service level and the other terms and conditions of this Agreement.

ARTICLE VIII

NON-SOLICITATION OF EMPLOYEES

8.1. No Solicitation by SpinCo. During the term and for a period of one year from the termination of this Agreement, neither SpinCo nor any of its Affiliates shall, without the prior written approval of Supplier, directly or indirectly, solicit any employees of Supplier or any of its Affiliates (other than employees of SpinCo or its Subsidiaries) who are engaged in or were engaged in providing Transition Services during the term of this Agreement, to terminate their relationship with Supplier or any of its Affiliates. The foregoing shall not apply to individuals hired as a result of a general solicitation (such as a newspaper, radio or television advertisement) not directed specifically to employees of Supplier or its Affiliates.

8.2. No Solicitation by Supplier. During the term and for a period of one year from the termination of this Agreement, neither Supplier nor any of its Affiliates shall, without the prior written approval of SpinCo, directly or indirectly, solicit any employees of SpinCo or any of its Affiliates who are engaged in, or were engaged in, receiving Transition Services during the term of this Agreement, to terminate their relationship with SpinCo or any of its Affiliates. The foregoing shall not apply to individuals hired as a result of a general solicitation (such as a newspaper, radio or television advertisement) not directed specifically to employees of SpinCo or its Affiliates.

ARTICLE IX

EMPLOYMENT OF CONTRACTORS OR THIRD PARTIES

9.1. Subcontractors. To the extent that Supplier or any of its Affiliates determines that it is desirable for any reason in their sole discretion, Supplier may contract with reasonably qualified third parties to provide any or all Transition Services to SpinCo for the remainder of the term. No third party shall be provided access to any Confidential Information of the Surviving Corporation or any of its Affiliates unless they are bound by non-disclosure obligations at least as restrictive as those that apply to disclosure of Supplier’s confidential information.

9.2. Subcontractor Payments. Supplier shall remain fully responsible for its performance of this Agreement in accordance with its terms, including any obligations it performs through third parties, and Supplier shall be solely responsible for all payments due to third parties; provided, that SpinCo shall be solely responsible for payments due to third parties to the extent that SpinCo has engaged or contracted with such third party. Notwithstanding anything to the contrary, amounts due from Supplier and its Affiliates to their subcontractors shall not be included in the Third Party Vendor costs to the extent such amounts are for services that are duplicative of services for which Supplier is charging a Service Fee.

ARTICLE X

SINGLE POINT OF CONTACT

10.1. Single Point of Contact. SpinCo and Supplier shall each appoint a person who shall receive all communications and coordinate responses to questions and concerns on behalf of their respective parties and their Affiliates with respect to this Agreement or the Transition Services, including billing and operational matters (“Single Point of Contact”).

ARTICLE XI

POLICIES, PROCEDURES AND TRAINING

11.1. Policies and Procedures. Supplier and its Affiliates agree to follow and abide by all commercially reasonable policies and procedures provided by SpinCo or its Affiliates from time to time in connection with the provision of Transition Services with respect to access to SpinCo’s or its Affiliates’ systems or premises, to the extent that such policies and procedures do not conflict with the requirements of any Schedule hereto. SpinCo and its Affiliates agree to follow and abide by all commercially reasonable policies and procedures provided by Supplier from time to time in connection with the provision of Transition Services with respect to (i) provision by SpinCo of data to Supplier or its Affiliates, (ii) SpinCo’s access to or use of any Supplier or Affiliate computer support systems and (iii) plant work and right of access rules as further described in Article XIX, all to the extent that such policies and procedures do not conflict with the requirements of any schedule hereto, it being understood that the policies applicable to VIS as of the Closing Date shall be deemed to be commercially reasonable.

11.2. No Warranty. The parties acknowledge and agree that Supplier and its Affiliates are not generally in the business of providing commercial transition services, and accordingly, neither Supplier nor any of its Affiliates makes any representation or warranty that any policies, procedures or training materials shall be complete, accurate or suitable for SpinCo’s purposes, nor shall Supplier be required to revise such policies, procedures or training materials for any reason.

ARTICLE XII

TERM

12.1. Term. This Agreement shall become effective as of the date first written above and shall expire upon the earlier of: (i) the date that a termination pursuant to Section 13.1 becomes effective and (ii) the fifteen (15) month anniversary of the Closing Date;

provided however, that from and after January 1, 2008, the Services to be provided hereunder, notwithstanding anything to the contrary in any Schedules, shall be limited to (A) consulting in connection with SpinCo’s conversion activities, (A) the provision of final data extracts and (C) processing of, and accounting for, transactions that occurred prior to January 1, 2008.

ARTICLE XIII

TERMINATION

13.1. Termination of Agreement.

(a) Supplier may terminate this Agreement at any time: (i) for non-payment after providing at least thirty (30) days’ prior written notice to SpinCo and a reasonable opportunity to cure or (ii) after a Change of Control.

(b) Either party may terminate this Agreement effective at the end of any calendar month for a material breach after providing the other party at least thirty (30) days prior written notice and a reasonable opportunity to cure, provided such termination shall be limited to only those Transition Services to which the material breach relates.

13.2. Termination of Services.

(a) SpinCo may terminate any Transition Service after the Closing upon thirty (30) days prior written notice; provided that (i) SpinCo may not terminate a Transition Service that is linked to one or more Transition Services unless SpinCo terminates all such linked services and (ii) the termination date may be extended by Supplier for up to an additional thirty (30) days if Supplier determines such extension is reasonably required for an orderly wind-down of the Transition Service and delivery of any final data extracts.

13.3. Survival. The following provisions will survive any expiration or termination of this Agreement with respect to any or all of the Transition Services: Article II (“Transition Services”), Article IV (“Intellectual Property”), Article V (“Payment For Transition Services”), Article IX (“Non-Solicitation of Employees”), Article XIV (“Limitation on Liabilities”), Article XV (“Indemnification”), Article XVII (“Records; Access”), Article XVIII (“Dispute Resolution”), Article XXI (“Miscellaneous”) and this Article XIII (“Termination”).

ARTICLE XIV

LIMITATION ON LIABILITIES

14.1. Limitation on Liabilities. Except as otherwise provided in Sections 15.1 and 15.2, the liability of Supplier and its Affiliates on the one hand, and of SpinCo or its

Affiliates on the other hand, arising out of or relating to this Agreement, including without limitation on account of performance or nonperformance of obligations hereunder, regardless of the form of the cause of action, whether in contract, tort (including without limitation gross negligence), statute or otherwise, shall in no event exceed: (i) with respect to Supplier’s liability, the sum of the amounts paid and payable to Supplier (excluding Third Party Vendor Costs) under this Agreement at the time the liability arises under this Agreement and (ii) with respect to SpinCo’s liability, the sum of the amounts paid and payable to Supplier at the time the liability arises under this Agreement.

14.2. No Warranties; No Special Damages. OTHER THAN AS DESCRIBED IN ARTICLE VI OR AS OTHERWISE EXPRESSLY STATED HEREIN, SUPPLIER AND ITS AFFILIATES MAKE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE TRANSITION SERVICES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SUBJECT TO THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN SECTIONS 15.1 AND 15.2, IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR AFFILIATES BE LIABLE HEREUNDER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND ARISING FROM THE BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTION.

ARTICLE XV

INDEMNIFICATION

15.1. Indemnification by SpinCo. SpinCo, shall, indemnify and hold harmless Supplier and its Affiliates from and against any expense, claim, loss, damage, fine or penalty (including court costs and reasonable attorney’s fees) (“Losses”) suffered or incurred by Supplier or its Affiliates in connection with any third party claims against Supplier or its Affiliates arising from or relating to this Agreement, it being agreed that (i) the limitations set forth in Section 14.1 shall not apply to any claim for indemnification under this Section 15.1 and (ii) the obligations set forth in this Section 15.1 shall not apply with respect to any claimed Loss to the extent such Loss is determined finally in any arbitration proceeding to have been caused by Supplier’s or its Affiliates’ breach of this Agreement.

15.2. Indemnification by Supplier. Supplier shall indemnify and hold harmless SpinCo, from and against any Losses suffered or incurred by SpinCo in connection with any third party claims against SpinCo or its Affiliates, arising from or relating to a breach by Supplier or its Affiliates of this Agreement, provided that such obligation shall be subject to the limitations set forth in Section 14.1 except in the event that such acts or omissions are determined finally in any arbitration proceeding to have been caused by Supplier’s or its Affiliates’ gross negligence or willful misconduct, in which case Supplier’s indemnification obligations shall not be subject to such limitations.

15.3. Tax Indemnification. SpinCo shall also indemnify and hold harmless Supplier and its Affiliates from and against any Tax owed to any of them under Article XVI (including any Tax that is the subject of an exemption certificate which exemption is determined to have been inapplicable in whole or in part), plus any costs or expenses (including reasonable attorneys’ fees) suffered or incurred by Supplier or any Affiliate in defending itself against a claim for such Taxes.

ARTICLE XVI

TAXES

16.1. Taxes. SpinCo shall pay Supplier or its Affiliates for any Tax (except Income Taxes) levied upon any Transition Service or on Supplier or an Affiliate with respect to any Transition Service; provided, however, to the extent Tax is not collected and remitted by Supplier or its Affiliates, SpinCo may remit such Tax directly to the appropriate Governmental Authority. If SpinCo determines that any Transition Service is exempt from a Tax, SpinCo shall provide Supplier with a properly completed and timely exemption certificate for each jurisdiction for which SpinCo is claiming an exemption before Supplier may exclude the respective Tax from the amounts charged SpinCo. Supplier will invoice SpinCo for applicable Taxes with respect to the Transition Services in the manner provided in Article V. If SpinCo disputes any invoice for Taxes owing in good faith, it shall immediately notify Supplier in writing, giving the reasons for the dispute. SpinCo shall be responsible for and will reimburse Supplier for any costs and expenses incurred by Supplier in contesting those Taxes disputed by SpinCo before the appropriate Governmental Authority. Any amount due under this paragraph, which is not paid within thirty (30) calendar days that is not subject to a good faith dispute, shall bear interest at the Applicable Rate until paid.

ARTICLE XVII

RECORDS; ACCESS

17.1. Records. Supplier and its Affiliates shall maintain records with respect to the Transition Services that are in a form and contain a level of detail similar to records, if any, that are maintained in providing similar services for Supplier’s Affiliates for a period of the longer of one (1) year after the termination of this Agreement or the applicable period for maintaining such records set forth in the Verizon Record Retention Policy in effect as of the Closing Date (currently located at eweb.verizon.com/bpage/cps/cps130.pdf) and as amended from time to time by Verizon, or such longer period as required by applicable Law. During the period in which Supplier is required to maintain such records, upon prior written request to Supplier, SpinCo shall have access to such records during normal business hours of Supplier or its applicable Affiliate at the place where such records are normally maintained.

17.2. Access to Books, Records, Personnel. During the term of this Agreement and for a period of one year thereafter, Supplier and its Affiliates shall permit SpinCo and its employees, auditors and other representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to books and records and appropriate personnel of Supplier and its Affiliates, including, without limitation, the Sarbanes-Oxley (“SOX”) Program Office of Supplier and its Affiliates and the records and work papers maintained by such office, to the extent such access is reasonably requested by SpinCo in order to permit the evaluation of internal controls, processes and systems in connection with the provision of the Transition Services for purposes of compliance with the Sarbanes-Oxley Act of 2002. The access provided SpinCo shall include copies of SOX documentation, work papers and audit reports; interviews of personnel; and independent evaluation of controls of the Supplier and its Affiliates by SpinCo, its auditors and its representatives through a reasonable level of observation and testing, including any controls deemed significant to SpinCo but not documented and tested within the scope of the SOX s404 Program of the Supplier and its Affiliates, provided that such observation and testing does not disturb the normal operations of the Supplier and its Affiliates and is conducted during normal business hours or at such other time as reasonably agreed by the Supplier and SpinCo.

17.3. Systems Audits, Logs. At Suppliers request, SpinCo agrees to: (a) maintain logs of activity of its employees and contractors with respect to any Supplier systems or databases; and (b) allow Supplier to audit SpinCo usage by employees and contractors with respect to such systems and databases.

ARTICLE XVIII

DISPUTE RESOLUTION

18.1. General. Except with respect to injunctive relief described below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which shall not include any challenge or dispute as to the rate for any Transition Service payable under Article II, shall attempt to be settled first, by good faith efforts of the parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out below.

18.2. Initiation. A party that wishes to initiate the dispute resolution process shall send written notice to the other party with a summary of the controversy and a request to initiate these dispute resolution procedures. Each party shall appoint a knowledgeable, responsible representative who has the authority to settle the dispute, to meet and to negotiate in good faith to resolve the dispute. The discussions shall be left to the discretion of the representatives who may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations (i) shall be treated as Confidential

Information under the Non-Disclosure Agreement developed for purposes of settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible in the arbitration described above or in any lawsuit pursuant to Rule 408 of the Federal Rules of Evidence. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit. The parties agree to pursue resolution under this subsection for a minimum of thirty (30) calendar days before requesting arbitration.

18.3. Arbitration Request. If the dispute is not resolved under the preceding subsection within thirty (30) days of the initial written notice, either party may demand arbitration by sending written notice to the other party. The parties shall promptly submit the dispute to the American Arbitration Association for resolution by a single neutral arbitrator acceptable to both parties, as selected under the rules of the American Arbitration Association. The dispute shall then be administered according to the American Arbitration Association’s Commercial Arbitration Rules, with the following modifications: (i) the arbitration shall be held in a location mutually acceptable to the parties, and, if the parties do not agree, the location shall be New York City, New York; (ii) the arbitrator shall be licensed to practice law; (iii) the arbitrator shall conduct the arbitration as if it were a bench trial and shall use, apply and enforce the Federal Rules of Evidence and Federal Rules of Civil Procedure; (iv) except for breaches related to Confidential Information, the arbitrator shall have no power or authority to make any award that provides for consequential, punitive or exemplary damages or extend the term hereof; (v) the arbitrator shall control the scheduling so that the hearing is completed no later than thirty (30) days after the date of the demand for arbitration; and (vi) the arbitrator’s decision shall be given within five (5) days thereafter in summary form that states the award, without written decision, which decision shall follow the plain meaning of this Agreement, and in the event of any ambiguity, the intent of the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. Each party to the dispute shall bear its own expenses arising out of the arbitration, except that the parties shall share the expenses of the facilities to conduct the arbitration and the fees of the arbitrator equally.

18.4. Injunctive Relief. The foregoing notwithstanding, each party shall have the right to seek injunctive relief in an applicable court of law or equity to preserve the status quo pending resolution of the dispute and enforce any decision relating to the resolution of the dispute.

ARTICLE XIX

PLANT WORK RULES AND RIGHT OF ACCESS

19.1. Compliance. Subject to any policies and procedures provided as set forth in Articles IV and XI above, the employees, subcontractors and agents of the parties, while on the premises of the other, shall comply with all plant rules, regulations and reasonable standards for security.

19.2. Access to Facilities. Each party shall permit reasonable access commensurate with the requirements of the tasks to be performed during normal working hours to its facilities that are used in connection with the performance of Transition Services. No charge shall be made for such visits. Reasonable prior notice shall be given when access is required.

19.3. Computer Matters. Subject to any policies and procedures provided as set forth in Articles IV and XI above, to the extent that the Transition Services include a party’s access to computer support systems or electronic data storage systems of the other party or its Affiliates, whether on-site or through remote facilities, the accessing party shall use such computer support systems solely for the purpose of providing or receiving Transition Services. An accessing party or its Affiliates shall not access or attempt to access any computer system, electronic file, software or other electronic services other than those specifically required to accomplish or receive the Transition Services required under this Agreement. Under no circumstances shall either party’s personnel access any networks or facilities of the other party for the purpose of accessing other external networks, nor shall any such capabilities for such access be published or made known via any medium, as for example and not by way of limitation, posting on bulletin boards or E-mail. Any such use or publication shall be a material breach of this Agreement. Neither party shall use back doors, data capture routines, games, viruses, worms or Trojan horses, and any intentional introduction of such into the other party’s data networks shall be deemed a material breach of this Agreement. The party receiving access shall limit such access to those of its employees whom the other party has authorized in writing to have such access in connection with this Agreement or the applicable Transition Service, and shall strictly follow all security rules and procedures for use of the providing party’s electronic resources. All user identification numbers and passwords and any information obtained as a result of access to and use of a party’s computer and electronic data storage systems shall be deemed to be, and shall be treated as, Confidential Information under applicable provisions of Article IV. Each party agrees to cooperate with the other in the investigation of any apparent unauthorized access to a party’s computer or electronic data storage systems. Moreover, with respect to any access to or use of Supplier systems or databases, by SpinCo, SpinCo agree to abide by Supplier’s then-current data security practices or requirements applicable to such access.

ARTICLE XX

INSURANCE

20.1. Coverage. During the term of this Agreement, each party shall obtain and maintain the following insurance: (i) Commercial General Liability, including coverage for (a) premises/operations, (b) independent contractors, (c) products/completed operations, (d) personal and advertising injury, (e) contractual liability and (f) explosion, collapse and underground hazards, with combined single limit of not less than $5,000,000.00 each occurrence or its equivalent; (ii) Worker’s Compensation in amounts required by applicable law and Employer’s Liability with a limit of at least $1,000,000.00 each accident; and (iii) Automobile Liability including coverage for owned/leased, non-owned or hired automobiles with combined single limit of not less than $1,000,000.00 each accident.

20.2. Self-insurance. Without limiting the required coverage amounts set forth in Section 20.1, all parties expressly acknowledge that a party shall be deemed to be in compliance with the provisions of this Section 20.2 if it maintains an approved self-insurance program providing for retention of up to $1,000,000.00. If either party provides any of the foregoing coverage on a claims made basis, such policy or policies shall be for at least a three (3) year extended reporting or discovery period.

20.3. Rating. Unless otherwise agreed, all insurance policies shall be obtained and maintained with companies rated A or better by Best’s Key Rating Guide, and each party shall, upon request, provide the other party with an insurance certificate confirming compliance with the requirements of this Section 20.3.

20.4. Subrogation. The parties shall each obtain from the insurance companies providing the coverage required by this Agreement, the permission of such insurers to allow such party to waive all rights of subrogation and such party does hereby waive all rights of said insurance companies to subrogation against the other party, its affiliates, subsidiaries, assignees, officers, directors and employees.

20.5. Indemnification. In the event any party fails to maintain the required insurance coverage and a claim is made or suffered, such party shall indemnify and hold harmless the other parties from any and all claims for which the required insurance would have provided coverage.

ARTICLE XXI

MISCELLANEOUS

21.1. Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified on Schedule 21.1 or to such other address or addresses as such party may from time to time designate by like notice.

21.2. Assignment; Exclusivity. SpinCo and its Affiliates shall not assign any of their rights or obligations under this Agreement (by assignment, operation of law, merger or otherwise) without the prior written consent of Supplier, which may be withheld in its sole discretion, and any such prohibited assignment shall be null and void; provided, however, that (i) SpinCo and their Affiliates may, without the consent of Supplier, collaterally assign, in whole or in part, any of their rights hereunder as security to one or more lenders; provided that such lenders agree to the terms and conditions of this Agreement. The Supplier may assign any of its rights and obligations to an Affiliate or Affiliates of Supplier without the consent of SpinCo. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective permitted successors and assigns. The Transition Services shall be used by SpinCo and its Affiliates solely for the operation of the Spinco Business.

21.3. Amendments. This Agreement may be amended or modified only by a subsequent writing signed by authorized representatives of all parties.

21.4. Headings/Captions. The headings and captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement nor as in any way limiting or amplifying the terms and provisions hereof.

21.5. Entire Agreement. This Agreement (together with the Schedules hereto) supersede and revoke any prior discussions and representations, other agreements, term sheets, commitments, arrangements or understandings of any sort whatsoever, whether written or oral, that may have been made or entered into by the parties relating to the matters contemplated hereby.

21.6. Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege available to each party at law or in equity.

21.7. Counterparts. This Agreement may be executed in one or more counterparts, any or all of which shall constitute one and the same instrument.

21.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (except that no effect shall be given to any conflicts of law principles of the State of New York that would require the application of the laws of any other jurisdiction). The parties irrevocably submit to the exclusive jurisdiction of any New York State Court or any Federal Court located in the borough of Manhattan in the City of New York for purposes of any suit, action or other proceeding to enforce any arbitration award under Article XVIII and to obtain relief to protect the status quo pending the completion of arbitration proceedings arising out of this Agreement. The parties agree that service of process, summons or notice or document by U.S. registered mail to such party’s respective address set forth in Section 21.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. In the event of any breach of the provisions of this Agreement, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

21.9. Further Assurances. From time to time after the Closing Date, as and when requested by one of the parties, the other party will use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Supplier and SpinCo, to provide or receive the services or perform the obligations contemplated by this Agreement.

21.10. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill, as closely as possible, the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

21.11. No Third Party Beneficiary. Nothing herein expressed or implied is intended to confer upon any Person, other than the parties and their respective permitted assignees, any right, obligations or liabilities under or by reason of this Agreement; provided however, that notwithstanding the foregoing, each subsidiary of SpinCo which engages in the Business in whole or in part is an intended third party beneficiary.

21.12. Independent Contractor. The parties hereto understand and agree that this Agreement does not make any of them an agent or legal representative of any other for any purpose whatever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other party or to bind any other party in any manner whatsoever. The parties expressly acknowledge (i) that Supplier and its Affiliates are independent contractors with respect to SpinCo and its Affiliates in all respects, including, without limitation, the provision of Transition Services and (ii) the parties are not partners, joint venturers, employees or agents of or with each other.

21.13. Governing Provisions. To the extent that any of the provisions, terms or conditions set forth in Articles X or XI of this Agreement are inconsistent with the specific provisions or descriptions set forth in the Schedules, the provisions of the Schedules shall govern and control.

21.14. Force Majeure. If performance of any Transition Service or other obligation under this Agreement is prevented, restricted, interrupted or interfered with by reason of acts of God, wars, revolution, civil commotion, acts of public enemy, embargo, acts of government in its sovereign capacity, labor difficulties, including, without limitation, strikes, slowdowns, picketing or boycotts, communication line failures, power failures, or any other circumstances beyond the reasonable control and not involving any willful misconduct or gross negligence of the party seeking relief under this Section 21.14 or its Affiliates (each, a “Force Majeure Event”), such party upon giving prompt notice to the other, shall be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction or interference, provided, however, that such party shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance and shall proceed immediately with the performance of its obligations under this Agreement whenever such causes are removed or cease. Notwithstanding the foregoing, if Supplier’s performance is excused by a Force Majeure Event, and Supplier fails to resume full performance of all its obligations hereunder within ten (10) Business Days of the onset of the Force Majeure Event, SpinCo may terminate this Agreement without penalty or other liability whatsoever (other than for Transition Services previously rendered), in whole or in part, immediately upon written notice to Supplier. Furthermore, if either party does not perform any of its obligations hereunder as a result of a Force Majeure Event, and the other party’s performance of its obligations hereunder are conditioned upon the first party’s performance, then notwithstanding anything in this Agreement to the contrary, the party’s performance will be excused until such time as the first party has performed those obligations prevented by the Force Majeure Event.

IN WITNESS WHEREOF, the parties, acting through their duly authorized representatives, have caused this Agreement to be duly executed and delivered as of the date first above written.

VERIZON INFORMATION TECHNOLOGIES LLC

By:
Name:
Title:

IDEARC MEDIA CORP.

By:
Name:
Title: